                                                                    EXHIBIT 10.1



     THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE CONFIDENTIAL INFORMATION ON PAGES 2, 5, 6, AND 7 HAVE BEEN REPLACED WITH ASTERISKS.


                 EXCLUSIVE MARKETING AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                       ORTHOPAEDIC BIOSYSTEMS, LTD., INC.
                                       AND
                           MENTOR UROLOGY CORPORATION

                                TABLE OF CONTENTS

SECTION                                                                      PAGE
-------                                                                      ----
1. DEFINITIONS .......................................................         1
   1.1       Affiliate ...............................................         1
   1.2       Agreed Purchase Commitment ..............................         2
   1.3       Anchor...................................................         2
   1.4       Anchor System ...........................................         2
   1.5       Ancillary Products.......................................         2
   1.6       Clinical Trials .........................................         2
   1.7       Clinical Trials Protocol.................................         2
   1.8       Commercial Sale .........................................         2
   1.9       Computation Period ......................................         2
   1.10      Confidential Information ................................         2
   1.11      Control .................................................         3
   1.12      Defective Product .......................................         3
   1.13      Deficiency Notice .......................................         3
   1.14      Direct Production Costs .................................         3
   1.15      Documented Cost .........................................         3
   1.16      Effective Date ..........................................         3
   1.17      European Union ..........................................         3
   1.18      FDA .....................................................         3
   1.19      Field of Use ............................................         4
   1.20      Force Majeure ...........................................         4
   1.21      Improvement .............................................         4
   1.22      Initial Computation Period ..............................         4
   1.23      Involuntary Business Disruption .........................         4
   1.24      Products ................................................         4
   1.25      Product Specifications ..................................         4
   1.26      Proportionate Share .....................................         4
   1.27      Quota Commencement Date .................................         5
   1.28      Third Party .............................................         5

2. GRANT OF MARKETING AND DISTRIBUTION RIGHTS ........................         5
   2.1       Scope of Distribution Rights ............................         5
   2.2       Sublicenses .............................................         5
   2.3       Improvements and New Products ..........................         5
   2.4       Rights to Product Improvements ..........................         5

3. CONSIDERATION FOR DISTRIBUTION RIGHTS .............................         6

   3.1       Distribution Fee ........................................         6
   3.2       Conduct of Clinical Trials ..............................         6
   3.3       Product Research and Development ........................         6
   3.4       Option to Terminate after Clinical Trials ...............         7

4. TERM OF AGREEMENT .................................................         7

SECTION                                                                      PAGE
-------                                                                      ----
   4.1        Term of Distribution Rights ..........................           7
   4.2        Option to Extend .....................................           7
   4.3        Deficiency Notices ...................................           8
   4.4        Termination of Distribution Rights ...................           8
   4.5        Exclusive Remedy .....................................           8
   4.6        Abatement ............................................           8

5. REQUIREMENTS AND SUPPLY .........................................           9
   5.1        Requirements .........................................           9
   5.2        Specifications .......................................           9
   5.3        Transfer Prices ......................................           9
   5.4        Samples and Promotional Product ......................          10
   5.5        Duty to Manufacture ..................................          10
   5.6        Inventory Support ....................................          10
   5.7        Purchase Orders and Forecasts ........................          10
   5.8        Order Fulfillment ....................................          11
   5.9        Product Acceptance ...................................          11
   5.10       Nonconforming Goods ..................................          11
   5.11       Replacement ..........................................          11
   5.12       Packaging ............................................          11
   5.13       Patent Information ...................................          12
   5.14       Invoicing ............................................          12
   5.15       Title and Risk of Loss ...............................          12
   5.16       Monthly Statements; Payment ..........................          12
   5.17       Product Warranty .....................................          12
   5.18       Warranty Disclaimers .................................          13
   5.19       Product Recalls ......................................          13
   5.20       Customer Returns .....................................          14
   5.21       Customer Complaints ..................................          14
   5.22       Country of Origin ....................................          14
   5.23       Taxes ................................................          15

6. ADDITIONAL COVENANTS OF THE PARTIES .............................          15
   6.1        Covenants of ORTHOBIO ................................          15
   6.2        Covenants of MENTOR ..................................          18
   6.3        Mutual Covenants .....................................          20

7. TRADE NAMES AND TRADEMARKS ......................................          22
   7.1        Acknowledgment of Source .............................          22
   7.2        Infringement Proceedings .............................          22
   7.3        Marks Owned by MENTOR ................................          22

8. INFRINGEMENT CLAIMS .............................................          22

SECTION                                                                      PAGE
-------                                                                      ----
   8.1    Warranties of ORTHOBIO  ......................................      22
   8.2    Claims against Third Parties .................................      23
   8.3    Claims by Third Parties ......................................      23
   8.4    Preventing Further Infringement ..............................      24
   8.5    Limitation on Infringement Claims ............................      24
   8.6    Obligation to Make Payments ..................................      25

9. INSURANCE, INDEMNIFICATION AND LIMITATIONS ON LIABILITY .............      25
   9.1    ORTHOBIO's Liability Insurance ...............................      25
   9.2    Policy Requirements ..........................................      25
   9.3    Indemnification by ORTHOBIO ..................................      26
   9.4    Indemnification by MENTOR ....................................      26
   9.5    Limitation of Liability ......................................      27

10. TERM AND TERMINATION ...............................................      27
  10.1    Commencement .................................................      27
  10.2    Termination Prior to Term Commencement Date ..................      27
  10.3    Termination for Cause.........................................      27
  10.4    Rights and Duties upon Termination............................      28

11. GENERAL ............................................................      29
  11.1    Notices ......................................................      29
  11.2    Binding Effect ...............................................      29
  11.3    Force Majeure ................................................      30
  11.4    Governing Law ................................................      30
  11.5    Resolution of Disputes .......................................      30
  11.6    Costs of Enforcement .........................................      30
  11.7    Independent Contractors ......................................      30
  11.8    Offset Rights ................................................      30
  11.9    Severability .................................................      31
  11.10   No Rights by Implication .....................................      31
  11.11   Waiver .......................................................      31
  11.12   Complete Agreement ...........................................      31

                 EXCLUSIVE MARKETING AND DISTRIBUTION AGREEMENT


         THIS EXCLUSIVE MARKETING AND DISTRIBUTION AGREEMENT ("Agreement"), dated for reference purposes as of August 1, 1996, is entered into by and between ORTHOPAEDIC BIOSYSTEMS, LTD., INC., an Arizona corporation ("ORTHOBIO"), and MENTOR UROLOGY CORPORATION, a Delaware corporation ("MENTOR"), with reference to the following facts:

         RECITALS:

         A. ORTHOBIO has developed and has United States and foreign patent applications pending for certain proprietary, innovative bone fixation anchors that are characterized by superior holding strength and ease of use which, together with associated devices, are marketed for use in orthopedic applications under the tradename of PeBA C Soft Tissue(TM) Anchor (herein, collectively the "Products").

         B. The Products also have potential application in the treatment of female urinary stress incontinence and other urological disorders, and ORTHOBIO has obtained FDA approval to market and sell the Products for urological applications.

         C. MENTOR is engaged in the business of manufacturing, marketing and distributing medical equipment and devices, including products used in the treatment of urinary incontinence and other urological disorders. ORTHOBIO and MENTOR believe that ORTHOBIO's Anchors can provide benefits in the treatment of female urinary stress incontinence and other urological disorders by reason of
(1) their greater holding and pull-out strength, (2) the resulting reduction in anchor migration, and (3) their ease of insertion.

         A. MENTOR therefore desires to obtain the exclusive right to market and distribute the Products both in the United States and in all foreign markets in the Field of Use (as hereinafter defined), and ORTHOBIO desires to grant such rights to MENTOR for such purposes on the terms and conditions of this Agreement.

         AGREEMENTS:

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS

         Except as otherwise expressly defined in this Agreement, the following words and phrases shall have the meanings set forth below:

         1.1 AFFILIATE. A person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the designated party, but only for as long as such control relationship exists.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.




         1.2 AGREED PURCHASE COMMITMENT. The quantity of Anchors that MENTOR has agreed to purchase as a condition to preserving its exclusive distribution rights under this Agreement. The Agreed Purchase Commitment shall be *
Anchors during the Initial Computation Period, and   *    Anchors during each
succeeding Computation Period thereafter.


         1.3 ANCHOR. A bone fixation anchor suitable for use in affixing to human bones sutures utilized in surgical procedures.

         1.4 ANCHOR SYSTEM. ORTHOBIO's PeBA C Soft Tissue(TM) Anchor, which is comprised of (a) an Anchor and (b) an instrumentation package which, in the case of urological applications, currently consists only of a re-usable inserter device, together with (c) associated packaging and sterilization.

         1.5 ANCILLARY PRODUCTS. Instruments, supplies and materials manufactured by or for ORTHOBIO that are designed or are suitable for use with an Anchor or the Anchor System in the Field of Use, including (by way of example and not in limitation), inserter guns, drill bits, drill guides and sterilizer trays.

         1.6 CLINICAL TRIALS. The clinical studies and evaluations to be carried out by MENTOR in accordance with the Clinical Trial Protocols to be developed by MENTOR and approved by ORTHOBIO as provided in Section 3.2 of this Agreement.

         1.7 CLINICAL TRIALS PROTOCOL. Regimens, specifications and procedures established pursuant to Section 3.2 of this Agreement for the conduct of Clinical Trials to (a) implant the Anchors on an experimental basis in up to sixty (60) human patients, and (b) to monitor such patients in order to identify and evaluate the outcomes and effects of the use of the Products in the Field of Use.

         1.8 COMMERCIAL SALES. A sale of Product by MENTOR to a customer in the ordinary course of business (excluding sales of samples or for education and training purposes) after the Products are both commercially available and legally marketable in the United States pursuant to a marketing approval issued by the FDA.

         1.9 COMPUTATION PERIOD. The eighteen (18)-month period commencing on the Quota Commencement Date, and each subsequent twelve (12)-month period thereafter.

         1.10 CONFIDENTIAL INFORMATION. All information of a confidential or proprietary nature disclosed by MENTOR to ORTHOBIO or by ORTHOBIO to MENTOR in connection with or pursuant to this Agreement. As used in this Agreement, "Confidential Information" shall not include any information or data disclosed to a party (the "Recipient") that (a) was in the Recipient's possession prior to the Recipient's receipt of the same pursuant to this Agreement, or (b) which at the time of the disclosure is or thereafter becomes, through no act or failure to act on the part of the Recipient, known within the industry or part of the public domain, or (c) is furnished to the Recipient by a Third Party without breaching any confidentiality or nondisclosure agreements to which such Third Party was subject, or (d) which the Recipient independently develops.

         1.11 CONTROL. With respect to any Person or group of Persons, possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, including (a) in the case of a corporation, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors and, (b) in the case of any other business entity, ownership of more than fifty percent (50%) of the beneficial interest in capital or profits.

         1.12 DEFECTIVE PRODUCT. Product that was not manufactured and produced in accordance with the requirements of Section 5.17 of this Agreement or that otherwise fails to conform to the product warranties set forth in that Section.

         1.13 DEFICIENCY NOTICE. A written notice given by ORTHOBIO to MENTOR pursuant to Section 4.3, below, which (a) sets forth (i) the number of Anchors required to be purchased during the Computation Period in question in order to satisfy the Agreed Purchase Commitments for such Period and (ii) the aggregate number of Anchors during such Period; and (iii) the number of Anchors remaining to be purchased in order to satisfy the Agreed Purchase Commitment for such Period Year and (b) is accompanied by appropriate documentation corroborating the information contained in such notice.

         1.14 DIRECT PRODUCTION COSTS. The direct costs of labor employed (based on labor hours at the then prevailing standard rates) and amounts paid to independent contractors and/or suppliers for supplies, materials, components and services consumed or utilized in manufacturing, assembling, inspecting and testing the Products, including (a) payroll taxes and employee benefits for direct labor and (b) the costs incurred in satisfying the requirements of federal, state and local government regulatory agencies with resect to Product testing and labelling. Direct Production Costs shall be computed on a per-unit basis, exclusive of any overhead allocations, general or administrative expense, the costs and expense of obtaining marketing or pre-marketing approvals, or other indirect expense.

         1.15 DOCUMENTED COST. The sum of (a) the price paid by MENTOR to ORTHOBIO for units of the Products purchased by MENTOR pursuant to this Agreement plus (b) taxes, freight and insurance paid by MENTOR in order to take possession of such Products FOB ORTHOBIO's factory.

         1.16 EFFECTIVE DATE. The later of date on which (a) the last party to execute this Agreement affixes its signature hereto or (b) the parties have agreed upon the initial Product Specifications and the Clinical Trials Protocol to be established pursuant to Section 3.2 of this Agreement.

         1.17 EUROPEAN UNION. The European Economic Community formed pursuant to the 1975 Treaty of Rome, as modified by the Single European Act of 1987, the member states of which currently consist of Belgium, the Netherlands, Luxembourg, France, Germany, Italy, the United Kingdom, Ireland, Denmark, Spain, Portugal, Greece, Sweden, Finland and Austria.

         1.18 FDA. The United States Food and Drug Administration.

         1.19 FIELD OF USE. The surgical treatment of urological conditions or disorders, including by way of example and not as a limitation, the treatment of female urinary stress incontinence through bladder neck suspension and pubovaginal sling procedures.

         1.20 FORCE MAJEURE. The occurrence of an act of God or other events beyond the reasonable ability of the party affected thereby to control, such as wars or insurrection, strikes, fires, vandalism, floods, earthquakes, work stoppages, embargoes, labor shortages, lack of materials or other similar circumstances.

         1.21 IMPROVEMENT. Any change in the components of the Products, or in the processes, procedures, methods or techniques used in their manufacture, production or assembly, that enhances the performance of the Products or that makes them quicker, easier or less expensive to manufacture, assemble, distribute, store, use or dispose of.

         1.22 INITIAL COMPUTATION PERIOD. The eighteen (18) month period beginning on the Quota Commencement Date.

         1.23 INVOLUNTARY BUSINESS DISRUPTION. An interruption in the marketing and distribution activities of MENTOR caused by, resulting from or attributable to (a) the failure or inability of ORTHOBIO to supply MENTOR in any month with the number of units of the Products equal to MENTOR's Firm Order for such month,
(b) the pendency of any claim that the Products or the Technology utilized in their manufacture and production violates the intellectual property rights of Third Parties, or (c) the absence of a requisite permit, approval or license or other governmental authorization necessary in order to market and sell the Products for use in the Field of Use in the United States without violating the laws of the state in which such sale is proposed to be made, or (d) the occurrence of an event of Force Majeure as defined in Section 11.3 of this Agreement.

         1.24 PRODUCTS. ORTHOBIO's (a) proprietary Anchors, (b) the Anchor System, (c) any Ancillary Products manufactured by or for ORTHOBIO and marketed for use with the Anchors, (d) any Improvements to such Products, and (e) any other product or component hereafter developed or manufactured by or for ORTHOBIO that performs the same or a substantially identical function (i.e., the attachment of a sling or similar device to a bone) as the Products or a Product component.

         1.25 PRODUCT SPECIFICATIONS. The product specifications, quality control tests and inspection procedures for the Products that are to be set forth in a separate schedule prepared by ORTHOBIO and approved by MENTOR for attachment as Exhibit A to this Agreement concurrently with the execution of this Agreement, as they may be amended by the mutual written agreement of the parties from time to time.

         1.26 PROPORTIONATE SHARE. The ratios in which MENTOR and ORTHOBIO shall share (a) the costs and expenses of certain actions or proceedings under
Section 8 of this Agreement and (b) any recoveries resulting therefrom, if both parties elect to participate in any such actions or proceedings. Each party's Proportionate Share shall be the percentage obtained by multiplying 100% by a fraction, (a) the numerator of which is the lost profits attributable to lost sales of the Product by such party and (b) the denominator of which is the aggregate lost profits of both parties attributable to lost sales of the Product.

*Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.




         1.27 QUOTA COMMENCEMENT DATE. The first day of the first month following the date on which MENTOR'S cumulative Commercial Sales of the Products
since the Effective Date equal or exceed   *   .


         1.28 Third Party. Any person other than the legal entity that is a party to this Agreement. As used in this Agreement, "Third Party" shall include agents and employees of a party to this Agreement.

2.       GRANT OF MARKETING AND DISTRIBUTION RIGHTS

         2.1 SCOPE OF DISTRIBUTION RIGHTS. Subject to its paying the fee referred to in Section 3.1, below, MENTOR shall have an exclusive license to market and sell the Products for use in the Field of Use both in the United States and in all foreign markets, including North American markets other than the United States, other than the Country of Japan, for an initial term of seven
(7) years, commencing on the Quota Commencement Date as provided by Section 4. 1, below.

         2.2 SUBLICENSES. The rights granted hereunder are personal to MENTOR and may not be assigned or sublicensed except that:

                  2.2.1 MENTOR may grant a sublicense to any Affiliate to MENTOR for as long as (a) MENTOR continues to own at least eighty percent (80%) of the voting and beneficial ownership interest of such Affiliate, and (b) such sublicense is on terms and conditions consistent with this Agreement and expressly provides that it shall terminate simultaneously with the termination of this Agreement; and

                  2.2.2 MENTOR shall be entitled to sell the Products for resale by subdistributors and marketing representatives who are engaged in the sale and distribution of MENTOR's products on a regular basis provided that such sales are made in accordance with the provisions of this Agreement.

         2.3 IMPROVEMENTS AND NEW PRODUCTS. All Improvements or modifications to the Products that are intended for use or that can be adapted for use in urological applications are included in this Agreement and subject to the distribution rights granted to MENTOR hereunder. New or additional products developed or licensed by ORTHOBIO are not covered by this Agreement unless such new or additional products perform the same or a substantially identical function (i.e., the attachment of a sling or similar device to a bone) as the Products, but if any such new or additional product has urological applications, ORTHOBIO shall not license any other person to market or sell such product for urology applications without first having advised MENTOR of its availability and negotiating with MENTOR in good faith for sixty (60) days with respect to an exclusive distribution arrangement for such new or additional product.

         2.4 RIGHTS TO PRODUCT IMPROVEMENTS. Subject to the provisions of
Section 6.1.9, below, In any Improvements to the Product developed by ORTHOBIO during the term of this Agreement that do not incorporate, modify or improve technology that is proprietary to MENTOR shall be and remain the property solely of ORTHOBIO. MENTOR shall not acquire any interest in ORTHOBIO's proprietary technology or any such Improvements unless such technology or

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Improvements are made or developed jointly by the parties pursuant to a written development agreement, but all Improvements or modifications to the Products that are intended for use or that can be adapted for use in urological applications are included in this Agreement and subject to the distribution rights granted to MENTOR hereunder.

3.       CONSIDERATION FOR DISTRIBUTION RIGHTS

         3.1 DISTRIBUTION FEE. On the Effective Date of this, Agreement, MENTOR
shall pay ORTHOBIO a non-refundable distribution fee of    *     . Thereafter,
MENTOR shall pay to ORTHOBIO:

                  3.1.1 An additional distribution fee in the amount of    *
upon completion of the Clinic Trials as provided by Section 3.2, below; and

                  3.1.2 Simultaneously with the payment called for by Section 3.
1, above, the additional sum of  *   which shall be credited as an advance
payment for purchases of Product by MENTOR. Such credit shall be applied against the unpaid balance shown on invoices submitted by ORTHOBIO to MENTOR until such credit has been exhausted.

         3.2 CONDUCT OF CLINICAL TRIALS. Concurrently with the execution of this Agreement, or as soon thereafter as practicable, (a) MENTOR shall complete and deliver to ORTHOBIO for its approval an appropriate Clinical Trials Protocol, and (b) shall thereafter conduct Clinical Trials in accordance with the approved Clinical Trials Protocol for a period of time, not to exceed six full calendar months, sufficient, to (a) demonstrate the efficacy of the Products in the Field of Use, and (b) to determine whether and the extent to which modifications to the Products or the associated surgical instructions may be necessary to assure commercial acceptance of the Products.

                  3.2.1 ORTHOBIO shall promptly review and provide comments to MENTOR regarding any proposed Clinical Trials Protocol submitted by MENTOR and shall not unreasonably withhold its approval of any such proposed Protocol.

                  3.2.2 MENTOR shall pay all costs and expense of such Clinical Trials as provided by Section 6.2.1, below.

                  3.2.3 All data arising from the conduct of the Clinical Trials shall be owned jointly by MENTOR and ORTHOBIO. MENTOR shall keep ORTHOBIO fully advised on a continuing basis of the progress of and the data being obtained from such Clinical Trials, and shall provide ORTHOBIO with copies of all reports, studies and other data resulting from such Clinical Trials.

         3.3 PRODUCT RESEARCH AND DEVELOPMENT. If during the course of the Clinical Trials the parties mutually agree that further research and/or development is necessary to adapt the Products for use in the Field of Use, or to enhance their performance in the Field of Use, then ORTHOBIO shall perform such additional research and development and make such alterations or Improvements to the Products as the parties mutually agree in writing to be appropriate to assure commercial acceptance of the Products for use in the Field of Use. MENTOR shall reimburse the costs

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


ORTHOBIO incurs in performing any such additional research and development work to the extent provided by Section 6.2.2, below.

         3.4 OPTION TO TERMINATE AFTER CLINICAL TRIALS. MENTOR shall be entitled to terminate this Agreement by giving written notice of termination to ORTHOBIO at any time during the thirty (30) day period following the completion of the Clinical Trials called for by Section 3.2 if the Clinical Trials disclose or provide a reasonable basis for concluding that (a) use of the Products in the Field of Use poses an undue risk of post-operative infection or other acute complications, or (b) the Products are unlikely to gain market acceptance for use in the Field of Use, or (c) ORTHOBIO is unable to make such alterations or Improvements to the Products as MENTOR requests for the purpose of adapting the Products for use in the Field of Use.

                  3.4.1 Should MENTOR elect to terminate this Agreement pursuant to this Section 3.4, then (a) no portion of the Distribution Fee paid by MENTOR pursuant to Section 3.1, above, and no funds expended by MENTOR in the conduct of the Clinical Trials or product research and development, shall be refundable to MENTOR, (b) ORTHOBIO shall be entitled to market and sell the Products for use in the Field of Use, or to license Third Parties to distribute and sell the Products, without further duty or obligation to MENTOR, and (c) MENTOR shall not disclose to any Third Party its reasons for terminating this Agreement.


                  3.4.2 Unless MENTOR exercises it termination right under
Section 3.4.1, above, then upon completion of the Clinical Trials MENTOR shall pay to ORTHOBIO the additional * called for by Section 3.1, above.



4.       TERM OF AGREEMENT

         4.1 TERM OF DISTRIBUTION RIGHTS. The term of the exclusive marketing and distribution rights granted to MENTOR hereunder shall begin on the Quota Commencement Date and, subject to the provisions of Section 4.4, below, shall continue for a period of seven (7) years thereafter.

         4.2 OPTION TO EXTEND. Provided that (a) this Agreement has not previously been terminated by either party and (b) MENTOR has attained its Agreed Purchase Commitment in the United States for the initial term of this Agreement (or has remedied its failure to do so as provided by Section 4.3.2, below):

                  4.2.1 MENTOR shall have the option to extend the term of this Agreement for an additional five (5) years by giving written notice of its desire to do so within six (6) months prior to the expiration of the initial term. provided; however, that:

                  4.2.2 This option to extend shall not expire or lapse by reason of MENTOR's failure to give such notice within such six (6)-month period unless, not more than six (6) months prior to the expiration of the then current term, ORTHOBIO gives MENTOR a written reminder that such option will expire and terminate unless it is exercised (the "Reminder") and MENTOR thereafter fails to give written notice of its intent to exercise such option within fifteen (15) days after its receipt of such Reminder.

         4.3 DEFICIENCY NOTICES. ORTHOBIO shall have the right to terminate MENTOR's marketing and distribution rights under this Agreement if MENTOR fails to purchase a sufficient quantity of Anchors to fulfill its Agreed Purchase Commitment for any Computation Period. In determining whether MENTOR has satisfied its Agreed Purchase Commitment for a Computation Period, (a) purchases in a single Computation Period that exceed the Agreed Purchase Commitment for that Computation Period shall be credited against the Agreed Purchase Commitment for the following Computation Period, and (b) MENTOR shall be deemed to have satisfied its Agreed Purchase Commitment for any Computation Period if the cumulative purchases by MENTOR from and after the Quota Commencement Date through the end of such Computation Period equal or exceed the cumulative Agreed Purchase Commitment from such Date through the end of such Computation Period.

                  4.3.1 Prior to terminating MENTOR's rights under this Agreement, and as a condition precedent thereto, ORTHOBIO shall give MENTOR a Deficiency Notice setting forth the information called for by Section 1.13, above. Any such notice, to be effective, must be given by ORTHOBIO to MENTOR within ninety (90) days following the expiration of the Computation Period for which the deficiency is alleged to exist.

                  4.3.2 MENTOR shall have a period of sixty (60) days following its receipt of a Deficiency Notice within which to purchase a sufficient number of Anchors to fulfill its Agreed Purchase Commitment for such Computation Period. Any such purchases made pursuant to this Section 4.3.2 shall be credited only against the Agreed Purchase Commitment for the Computation Period covered by the Deficiency Notice, and shall not be credited against the Agreed Purchase Commitment for the Computation Period in which actually made.

         4.4 TERMINATION OF DISTRIBUTION RIGHTS. Unless its duty to fulfill its Agreed Purchase Commitment is abated pursuant to Section 4.6, below, the failure of MENTOR to purchase a sufficient number of Anchors to remedy the deficiency shall constitute a material default by MENTOR in the performance of its obligations under this Agreement and, upon the occurrence of any such default, ORTHOBIO shall be entitled to terminate this Agreement by giving written notice of termination as provided, in Section 10.3, below.

         4.5 EXCLUSIVE REMEDY. The right granted to ORTHOBIO to terminate the exclusive marketing and distribution rights of MENTOR for the Products shall be the sole and exclusive remedy for the failure of MENTOR to fulfill its the Agreed Purchase Commitment, and in no event shall MENTOR be liable for damages or any other amount by reason of its failure to fulfill its Agreed Purchase Commitment

         4.6 ABATEMENT. If by reason of an Involuntary Business Disruption during the term of this Agreement, MENTOR (a) is unable to begin or to continue marketing and distributing the Products in the United States, or (b) would incur an unreasonable risk of civil or criminal liability by continuing to do so, then:

                  4.6.1 The term of MENTOR's distribution rights under this Agreement shall be extended a period of time equal to such time as the Involuntary Business Disruption continues to exist; and

                  4.6.2 The Quota Commencement Date shall be postponed for such period of time as the Involuntary Business Disruption continues to exist; and

                  4.6.3 MENTOR's Agreed Purchase Commitment shall be reduced to an amount mutually agreed to by ORTHOBIO and MENTOR that reflects both (a) the impact of the Involuntary Business Disruption on (i) the supply of Product available to MENTOR for distribution and sale, (ii) the period of time during which MENTOR was unable to market and sell the Products or would incur an unreasonable risk in doing so, and (iii) the size of the market to which MENTOR was denied access, and (b) the impact of such Involuntary Business Disruption on MENTOR's future marketing and sales of the Products due to such factors as loss of customers, purchase orders or credibility, any impact on seasonal orders and the like.

                  4.6.4 If MENTOR and ORTHOBIO are unable to agree on the extent to which MENTOR's Agreed Purchase Commitment shall be reduced pursuant to this
Section 4.6, then upon the request of either party such dispute shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA"). Any such arbitration proceeding shall be conducted in Chicago, Illinois before a panel of three arbitrators appointed in accordance with the customary procedures of the AAA, at least one of whom shall have a reasonable level of experience in the marketing and distribution of medical devices. Each of the parties shall bear its own costs and expense in any such arbitration proceeding and shall pay in equal one-half shares the costs and fees of the arbitrators.

5.       REQUIREMENTS AND SUPPLY

         5.1. REQUIREMENTS. ORTHOBIO shall supply to MENTOR and its Affiliates each month the number of units of the Products for which MENTOR and its Affiliates submit Firm Orders pursuant to Section 5.7, below.

         5.2 SPECIFICATIONS. All Products supplied by ORTHOBIO hereunder shall in all material respects meet the Product Specifications applicable to such Product when intended for use in the Field of Use. As soon as practicable after the execution of this Agreement, ORTHOBIO and MENTOR shall agree on the Product Specifications for the Products and shall attach a Schedule setting forth such Specifications as Exhibit A to this Agreement. The Product Specifications shall constitute an integral part of this Agreement and, for as long as MENTOR has exclusive marketing and distribution rights in the Products, shall not be modified by ORTHOBIO without the prior written consent of MENTOR, which shall not be unreasonably withheld. If ORTHOBIO and MENTOR do not reach agreement on the Product Specifications within sixty (60) days after their execution of this Agreement, then either party shall be entitled to terminate this Agreement by giving written notice of intention to terminate, specifying the effective date of termination, not less than ten (10) business days prior to such effective date of termination.

         5.3 TRANSFER PRICES. The transfer price initially payable by MENTOR shall be the amount set forth on the Terms Sheet attached as Schedule I to this Agreement. The transfer price shall be subject to adjustment effective as of the second anniversary of the Quota Commencement Date and on the corresponding date each year thereafter as provided in the Terms Sheet.

                  5.3.1 The Transfer Price being charged to MENTOR for the Products shall not be greater than the Transfer Price charged by ORTHOBIO to any other distributor of the Products for applications involving human patients in hospitals or surgical centers, whether or not in the Field of Use.

                  5.3.2 Notwithstanding the provisions of Section 5.3.1. above, ORTHOBIO shall be entitled to establish and maintain a tiered pricing schedule based on the quantity purchased so long as such pricing schedule is applied on a uniform basis with respect to all purchasers to whom ORTHOBIO sells the Products.

         5.4 SAMPLES AND PROMOTIONAL PRODUCT. ORTHOBIO will provide MENTOR with samples and promotional units of the Products for use as samples, physician demos and similar promotional or educational purposes in the quantities, at the prices and for the period set forth in the Terms Sheet attached as Schedule 1 to this Agreement.

         5.5 DUTY TO MANUFACTURE. ORTHOBIO shall establish and maintain the capacity necessary to produce in any thirty (30)-day period a quantity of the Products sufficient to satisfy the greater of (a) twelve percent (12%) of MENTOR's Agreed Purchase Commitment for the Products for the then-current Computation Period or (b) ten percent (10%) of MENTOR's actual purchases during the preceding calendar year. MENTOR's Firm Order pursuant to Section 5.7, below, for any given month shall not exceed ORTHOBIO's then-existing production capacity unless ORTHOBIO agrees otherwise.

         5.6 INVENTORY SUPPORT. ORTHOBIO shall establish and maintain an inventory of the Products sufficient (after taking into account its obligations to supply the requirements of other distributors of the Products) to fill a purchase order from MENTOR for up to (a) ten percent (10%) of MENTOR's Agreed Purchase Commitment for the Products for the then current Computation Period or
(b) ten percent (10%) of MENTOR's actual purchases during the preceding calendar year, within fifteen (15) business days of the receipt of such order.

         5.7 PURCHASE ORDERS AND FORECASTS. By the fifteenth (15th) day of each calendar month following the Effective Date of this Agreement, MENTOR will furnish ORTHOBIO with an order (a "Firm Order") specifying quantities and delivery dates for units of the Products, if any, to be delivered during the month following the month in which the Firm Order is furnished to ORTHOBIO. Concurrently therewith, MENTOR will provide ORTHOBIO a nonbinding rolling forecast of MENTOR's projected requirements for the three (3) calendar months following the delivery month for which the Firm Order has been placed. During each calendar month, ORTHOBIO shall furnish the requested quantity of Product specified by MENTOR in its Firm Order for such month, but ORTHOBIO shall not be legally obligated to furnish quantities that exceed the quantities that ORTHOBIO is able to supply when ORTHOBIO's production capacity and inventory levels satisfy the requirements of Sections 5.5 and 5.6, above.

                  5.7.1 All purchase orders shall be submitted on forms that are acceptable to ORTHOBIO.

                  5.7.2 The provisions of this Agreement shall govern the purchase and sale of the Products between ORTHOBIO and MENTOR, and any inconsistency or conflict between the terms set forth in any form of purchase order submitted by MENTOR with the provisions of this Agreement shall be resolved in favor of the provisions of this Agreement.

         5.8 ORDER FULFILLMENT. ORTHOBIO will timely fill all purchase orders submitted by MENTOR, and will afford all purchase orders for the Products received from MENTOR equal priority with ORTHOBIO's own supply requirements and orders from other distributors licensed to distribute the Products for use in other applications or fields of use. ORTHOBIO will ship all orders for the Products in the priority in which such orders were received, regardless of the field of use to which such orders relate, and ORTHOBIO will not place any purchase orders received from MENTOR on a back-order status if ORTHOBIO is then shipping Products to its own customers or to any other purchaser or distributor.

         5.9 PRODUCT ACCEPTANCE. MENTOR does not intend and shall not be required to inspect or test any Product supplied by ORTHOBIO, it being the intention of the parties that (a) the Products shall be supplied to MENTOR in a ready-to-sell condition without further testing or inspection and that (b) MENTOR shall be entitled to immediately distribute all such Products. The acceptance and resale of Products by MENTOR shall not alter or diminish ORTHOBIO's warranties contained elsewhere in this Agreement.

         5.10 NONCONFORMING GOODS. Should it come to the attention of MENTOR that any lot or shipment of the Products does not conform to the Product Specifications, then MENTOR shall not be obligated to pay for such Defective Product. MENTOR shall promptly advise ORTHOBIO of any Product delivered to MENTOR that is being rejected as nonconforming. Any such notice (a) shall be in writing, (b) shall specify the shipment or lots being rejected, and (c) shall be accompanied by appropriate information substantiating the claim that such Products were Defective Product. The costs and expense of returning Defective Product rejected by MENTOR or Defective Product returned by a customer to MENTOR shall be borne by ORTHOBIO.

         5.11 REPLACEMENT. ORTHOBIO shall promptly replace at its own cost and expense any Products that are properly rejected by MENTOR or whose acceptance MENTOR has properly revoked or, if MENTOR so requests, shall credit MENTOR with an amount equal to the Documented Cost of any such rejected Products. MENTOR shall not be entitled to recover damages, lost profits or other amounts from ORTHOBIO with respect to any such Defective Product, but nothing in this sentence shall be construed to limit MENTOR's abatement rights under Section 4.6, above, or its indemnification rights under Section 9.3, below, with respect to any such Defective Product.

         5.12 PACKAGING. The Products will be supplied in sealed containers meeting the Product Specifications, and all Anchors and related Product components comprising the Anchor System, other than the inserters, shall be supplied in sterile condition. All Products shall be delivered in packaging of a design specified in the Product Specifications, together with all applicable product literature and instructions for use. MENTOR shall provide ORTHOBIO with camera-ready art work for all trademarks, labels or markings that MENTOR desires to have imprinted on all packaging and product insert data sheets, and ORTHOBIO shall not make any changes in such art work or in the specifications for such packaging materials without the prior written consent of MENTOR.

MENTOR shall pay all costs associated with any and all changes to the design of the packaging after such design has been agreed to by the parties.

         5.13 PATENT INFORMATION. The Product packaging shall identify all patents and pending patent applications under which the Product is manufactured by ORTHOBIO.

         5.14 INVOICING. ORTHOBIO shall invoice MENTOR, 30-days net, for the Products upon shipment FOB ORTHOBIO's manufacturing plant. MENTOR shall be entitled to make partial or complete payment of any such invoice by offsetting against such invoice any credits to which MENTOR is entitled pursuant to Section 5.11, above, or Section 5.20, below, on account of the return of Defective Product.

         5.15 TITLE AND RISK OF LOSS. Title to the Products shall transfer to MENTOR and risk of loss to the Products shall transfer to MENTOR upon removal of the Products from ORTHOBIO's manufacturing plant.

         5.16 MONTHLY STATEMENTS; PAYMENT. ORTHOBIO shall issue a monthly statement within ten (10) days after the end of each month, reflecting all outstanding invoices and any unused credits to which MENTOR is entitled under
Section 5.11, above or Section 5.20, below. MENTOR shall pay the balance owing on each monthly statement within thirty (30) days after its receipt of such statement. Amounts not timely paid shall thereafter bear interest at a rate equal to the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by law.

         5.17 PRODUCT WARRANTY. ORTHOBIO warrants to MENTOR that:

                  5.17.1 The Products to be supplied to MENTOR hereunder shall be manufactured and produced:

                           A. In plants that: (1) have been registered with and
are in compliance with the requirements of the FDA; and (2) satisfy the applicable requirements established under ISO 9001 and ISO 9002; and

                           B. In accordance with: (1) applicable Good
Manufacturing Practices as promulgated by the FDA; and (2) applicable standard established by ISO 9001 and ISO 9002; and (3) applicable laws and regulations of the United States and each of the fifty states in which MENTOR is marketing and distributing the Products; and

                  5.17.2 The use of the Products for their intended purpose in the Field of Use will not violate any federal, state or local laws applicable to the use of the Products in the United States; and

                  5.17.3 At the time of its delivery to MENTOR, the Products will: (a) conform to the then-current Product Specifications; (b) be fit for use in the intended Field of Use; (c) have a remaining shelf life of not less than twenty-seven (27) full calendar months from the date on which tendered to MENTOR; (d) be free of all liens, security interests and encumbrances; (e) not be proscribed by federal or state law from being introduced into interstate or intrastate commerce in the

United States; and (f) not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, nor within the meaning of any substantially similar law of any state within the United States or any Member State in the European Community.

                  5.17.4 If ORTHOBIO has obtained a CE Mark for the Products, then the Products to be supplied to MENTOR hereunder shall be manufactured and produced (a) in plants that have been audited and certified by the applicable Notified Body to satisfy the standards established by EN 46001 and 46002 and any other requirements promulgated by the European Commission for manufacturing facilities for medical devices in order to qualify for the CE Mark, and (b) in accordance with the standards established by the applicable Medical Device Directive promulgated by the European Commission or the European Council in order to qualify for a CE Mark

         5.18 WARRANTY DISCLAIMERS. EXCEPT AS EXPRESSLY PROVIDED IN SECTION
8.1, BELOW, THE LIMITED WARRANTY SET FORTH IN SECTION 5.17, ABOVE, IS THE ONLY WARRANTY BEING MADE BY ORTHOBIO WITH RESPECT TO THE PRODUCTS. ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, CONTRACTUAL OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED AND DISCLAIMED.

                  5.18.1 MENTOR agrees and understands that it shall be solely responsible for any warranties or representations made by it to its customers which are inconsistent with or in addition to any warranties made by ORTHOBIO to the ultimate purchasers and users of the Products, and MENTOR shall, at its own expense, defend, indemnify and hold ORTHOBIO harmless from and against any claims thereon of any nature whatsoever in the manner but only to the extent provided by Section 9.4, below (it being the intention of the parties that the indemnity obligation contained in this Section 5.18.1 shall be subject to the terms and conditions of Section 9.3, below, and that this Section not be construed to increase MENTOR's indemnification obligation beyond the obligations set forth in Section 9.4).

                  5.18.2 The Warranties given by ORTHOBIO pursuant to Section 5.17, above, (a) shall cease to be in effect with respect to any defective condition that results from or is attributable to the failure of MENTOR to store, ship or otherwise handle the Products in accordance with ORTHOBIO's instructions for handling, and (b) shall not apply to any components supplied by MENTOR for the purpose of marketing the Products in kit form as contemplated by
Section 6.1.9, below.

         5.19 PRODUCT RECALLS. ORTHOBIO shall bear all costs and direct out-of-pocket expense incurred by either of the parties on account of any recall of or any device notification or safety alert given with respect to the Products, whether pursuant to a request of the FDA or otherwise, including without limitation any expenses or obligations to Third Parties and any costs associated with the shipment of recalled Product from customers to MENTOR or ORTHOBIO; provided, however, that the obligation of ORTHOBIO hereunder shall not extend to any recall, notification or alert that is necessitated by an act, error or omission of MENTOR, in which case MENTOR shall bear all costs and out-of-pocket expenses incurred by either MENTOR or ORTHOBIO. MENTOR shall maintain complete and accurate records for such periods as may be required by applicable law of all Products sold by it.

         5.20 CUSTOMER RETURNS. Defective Product supplied to MENTOR and returned by the customer to MENTOR will be forwarded to ORTHOBIO with all associated paperwork, including sufficient documentation to establish the date of original sale to the customer. The costs and expense of returning to ORTHOBIO Defective Product returned by a customer shall be borne by ORTHOBIO. ORTHOBIO shall promptly replace at its own cost and expense any Defective Products that are returned to ORTHOBIO or, if Mentors so requests, shall credit to MENTOR on a monthly basis an amount equal to the Documented Cost of any such returned Defective Product, if such Defective Product (a) is Defective Product that has been properly returned by Mentor or any customer of MENTOR or (b) has been replaced on a no-charge basis by MENTOR in accordance with the established customer complaint and returned goods policies of MENTOR for the return and replacement of Defective Product.

         5.21 CUSTOMER COMPLAINTS. MENTOR shall promptly refer to ORTHOBIO for review and evaluation any complaints received by it that are subject to the provisions of Part 820 of Title 21 of the Code of Federal Regulations (Good Manufacturing Practice for Medical Devices).

         5.21.1 With respect both to complaints referred to ORTHOBIO by MENTOR and complaints received directly by ORTHOBIO:

              A. ORTHOBIO shall (1) give such notices (including any Medical Device Reports required by the FDA), (2) conduct such investigations, (3) maintain such records, and (4) take such other actions as in each case are required by the FDA and any state regulatory agency having jurisdiction with respect thereto unless ORTHOBIO is contesting the matter with the FDA or other regulatory agency in good faith and with due diligence.

              B. ORTHOBIO shall keep MENTOR advised on a continuing basis with respect to (1) the nature of such complaints, (2) the results of any investigations conducted by it with respect thereto, and (3) the corrective action, if any, initiated as a result of or in response thereto.

         5.21.2 MENTOR shall promptly refer to ORTHOBIO any complaints, demands or notices delivered to or made upon MENTOR by or on behalf of a customer or any Third Party who is seeking damages or other compensation on account of any injury, illness or death of a person or damage to property that is alleged to have resulted from or to be attributable to the use of the Products, and ORTHOBIO shall indemnity, defend and hold MENTOR free and harmless with respect to any such claim or demand in the manner but only to the extent provided in
Section 9.3, below (it being the intention of the parties that the indemnify obligation contained in this Section 5.21.2 shall be subject to the terms and conditions of Section 9.3, below, and that this Section not be construed to increase ORTHOBIO's indemnification obligation beyond the obligations set forth in Section 9.3).

         5.22 COUNTRY OF ORIGIN. At MENTOR's request, ORTHOBIO shall provide MENTOR with a signed affidavit of the country of origin of any Products delivered to MENTOR pursuant to this Agreement.

         5.23 TAXES. Taxes, whether in the United States or any other country, now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes imposed upon ORTHOBIO and measured by the gross or net income of ORTHOBIO) shall be the responsibility of MENTOR, and if paid or required to be paid by ORTHOBIO, the amount thereof shall be added to an become a part of the amounts payable by MENTOR hereunder.

6. ADDITIONAL COVENANTS OF THE PARTIES

         6.1 COVENANTS OF ORTHOBIO. ORTHOBIO covenants, warrants and represents to MENTOR that:

         6.1.1 FDA MARKETING APPROVAL. ORTHOBIO now has and shall maintain in full force and effect throughout the term of this Agreement all FDA Marketing Approvals necessary to the sale and distribution of the Products and any Improvements thereto for use in the Field of Use in the United States.

         6.1.2 REGISTRATION IN EUROPEAN COMMUNITY. As soon as practicable after the execution of this Agreement (if it has not previously done so), ORTHOBIO shall prepare at its Own cost all documents necessary to apply for a CE Mark for the sale and distribution of the Products and any Improvements thereto for use in the Field of Use in any of the Member States of the European Union, and shall exercise due diligence in pursuing the issuance of a CE Mark for the Product, but delays in ORTHOBIO's receipt of a CE Mark, or its inability to obtain a CE Mark after making diligent efforts to do so, shall not constitute an Involuntary Business Disruption under this Agreement.

         6.1.3 COMPLIANCE WITH LAW. ORTHOBIO shall at all times (a) keep and maintain all records necessary or appropriate to evidence such compliance or that are otherwise mandated by the laws, rules, standards and requirements identified in Sections 5.17 and 6.1.2, above, and (b) shall make such records available to MENTOR (subject to the restrictions imposed by Section 6.3.3, below) and its duly authorized representatives for inspection and copying at reasonable times during regular business hours upon reasonable prior notice, and
(c) shall promptly comply with the orders or directives of (1) any cognizant governmental authority within the United States or any of the fifty states pertaining to the production of the Products and (ii) the laws, rules and regulations adopted for the European Community the European Commission or the European Council, to the extent necessary to procure and maintain in effect a CE Mark for the sale and distribution of the Products and any Improvements thereto for use in the Field of Use in any Member State of the European Union.

         6.1.4 PRODUCT DEVELOPMENT. ORTHOBIO shall commit on a commercially reasonable basis the necessary human and technical resources and provide sufficient funding to assure prompt completion of the design configuration for the Products and their packaging, associated product literature and information, Product insert data sheets and the like resulting from changes agreed to by the parties during the Clinical Studies promptly after the completion of such Studies.

         6.1.5 COVENANT BY ORTHOBIO NOT TO COMPETE. Unless and until MENTOR's marketing, and distribution rights; are terminated pursuant to Section 10.3, below:

              A. Neither ORTHOBIO nor any of its Affiliates shall market or distribute the Products for use in the Field of Use, other than marketing and distribution of the Product for use in the Field of Use in Japan through independent distributors who are not Affiliates of ORTHOBIO.

              B. ORTHOBIO shall not knowingly or intentionally suffer or permit any Person to sell the Products for use in the Field of Use in violation of the exclusive marketing and distribution rights held by MENTOR under this Agreement.

              C. ORTHOBIO shall take such actions as may be reasonable and necessary to assure that any Persons authorized to market and distribute the Product for use in the Field of Use in Japan do not market and sell the Product in any other country or to Persons who are likely to distribute the Product for use in the Field of Use in any other country.

         6.1.6 MARKETING SUPPORT. ORTHOBIO shall from time to time provide such scientific and Technical Information regarding the Products and their clinical performance as MENTOR may reasonably request for the purpose of supporting MENTOR's clinical study and marketing activities, including such information as may be necessary to assist MENTOR in marketing the Products in kit form. In addition, ORTHOBIO shall make its technical and marketing personnel available to MENTOR for reasonable periods of time to provide technical support, to respond to technical inquiries, and to participate in marketing and sales strategy sessions. However, MENTOR shall pay ORTHOBIO for all travel and out-of-pocket expenses incurred by ORTHOBIO in making such personnel available.

         6.1.7 MANUFACTURING MODIFICATIONS. ORTHOBIO shall give MENTOR not less than sixty (60) days' prior written notice (or such lesser period of time as may be reasonable under the circumstances) of any modifications proposed to made by ORTHOBIO or its suppliers to the manufacturing processes or procedures for the Products or to any quality control test and/or compliance procedures relating to the Products or the supplies and components embodied therein, whether resulting from governmental inspection, customer complaints or for any other reason. Such notice shall be accompanied by a written report setting forth in reasonable detail the reasons for and the nature of the proposed change and all relevant technical data, and no such proposed change shall be implemented without the prior approval of MENTOR, which shall not be unreasonably withheld.

         6.1.8 PRODUCT IMPROVEMENTS. ORTHOBIO shall (a) consult with MENTOR regarding proposed changes to the Products, (b) make such Improvements to the Product as may be reasonably necessary to meet the needs of the market and to keep the Products current and commercially acceptable, and (c) make reasonable efforts consistent with its available resources and its other contractual commitments and business objectives to incorporate into the Products any features or Improvements that are recommended by MENTOR as the result of its clinical studies and its marketing and customer support activities, including such modifications and additions as MENTOR may reasonably request for the purpose of marketing and distributing the Products in kit form.

         6.1.9 MARKETING OF PRODUCTS IN KIT FORM. MENTOR shall have the right to combine or assemble the Products with other devices, instruments or materials, including biological materials that mimic the desirable characteristics of autologous tissue or are otherwise substantially equivalent to human tissue, for the purpose of marketing and distributing the products in kit form, including by way of example and not in limitation, starter kits and procedure kits.

              A. MENTOR shall bear all costs and expense of packaging the Products in kit form.

              B. Subject to the provisions of Section 7.1, below, MENTOR shall have the right to distribute any such kits under its own name and marks. MENTOR shall own all intellectual and other property rights with respect to kit configuration and trade dress for any of the kits that are designed or marketed by MENTOR, and ORTHOBIO shall not have any rights with respect thereto.

              C. Any proprietary technology or Improvements developed or acquired by MENTOR for the purpose of marketing the Products in kit form shall be and remain the intellectual property of MENTOR. ORTHOBIO shall have a nonexclusive, royalty-free license in any such technology or Improvements solely for the purpose of performing its obligations any such proprietary improvements under this Agreement, and any such license shall terminate simultaneously with the termination of this Agreement.

              D. Should any such kits include additional devices or products to be supplied by ORTHOBIO, then ORTHOBIO shall supply such devices and products on the terms and conditions set forth in Section 5, above, at a transfer price that is established by the mutual agreement of the parties, but nothing herein shall be construed to require MENTOR to procure any kit components from ORTHOBIO.

              E. Except as provided in Section 6.1.9.D, above, ORTHOBIO shall not be entitled to any increase in the transfer price for the Products by reason of (a) their being packaged and marketed in kit form or (b) any increase in the selling price attributable to the value added by MENTOR by packaging the Products in kit form, it being intended that the transfer price for the Products will remain constant, regardless of the manner in which they are marketed and distributed by MENTOR.

         6.1.10 GOVERNMENTAL INSPECTIONS. ORTHOBIO shall promptly notify MENTOR of any inspection made of its facilities or its operations by any regulatory agency or Notified Body, or of those of any of its suppliers or contract manufacturers of which it receives notice, that relates in any manner to the production, distribution or use of the Products or any component of the Products. ORTHOBIO shall promptly provide MENTOR with a written report of any such inspection. In addition. ORTHOBIO shall immediately request an unexpurgated copy of the inspection report from the inspecting governmental agency, and, unless prohibited from doing so under applicable law, shall forward a copy thereof to MENTOR immediately upon its receipt.

         6.1.11 LABELLING CLAIMS. ORTHOBIO shall consult with MENTOR with respect to any labelling claims for which ORTHOBIO intends to seek FDA approval, and shall include in its applications for FDA approval such labelling claims as MENTOR may reasonably request.

         6.1.12 VENDOR'S AUDIT. ORTHOBIO shall permit MENTOR or its authorized representatives to enter and inspect, during normal business hours, the plants and facilities in which the Products are manufactured, packaged, labeled or held in order to (a) permit MENTOR to verify that the Products are being produced in conformity with applicable Good Manufacturing Practices, ISO 9001 and/or 9002 and the applicable Medical Device Directive of the European Commission. During any such inspection, MENTOR's quality control or compliance inspectors shall be entitled to inspect the manufacturing and quality control procedures of ORTHOBIO relating to the Products, and all records relating thereto, provided that such inspections are carried out in a manner that does not unreasonably interfere with ORTHOBIO's manufacturing operations.

              A. MENTOR shall give ORTHOBIO prior notice of its intention to conduct any such audit at least five (5) business days prior to the scheduled commencement thereof, and shall cooperate with ORTHOBIO in the scheduling of any such audit so as to minimize to the extent practicable any disruption to ORTHOBIO's business operations, but MENTOR shall not be obligated to postpone the conduct of such audit for more than fifteen (15) days.

              B. MENTOR shall furnish ORTHOBIO with a written report of the results of any such audit as soon as practicable after its completion, and ORTHOBIO shall promptly take any action suggested or recommended in such report to the extent that such action is necessary to cure a default by ORTHOBIO in the performance of its obligations under this Agreement.

         6.1.13 CONVERSION TO NONEXCLUSIVE RIGHTS. If at any time the distribution rights held by MENTOR have become nonexclusive rights, all terms and conditions of this Agreement that are not rendered inapplicable by the change in the nature of the rights held by MENTOR shall continue in full force and effect and, in addition:

              A. The transfer price charged to MENTOR shall not exceed the most favorable Transfer Price charged by ORTHOBIO to any other distributor of the Products for use in the Field of Use.

              B. For as long as this Agreement remains in effect, ORTHOBIO shall not enter into agreements for the marketing and distribution of the Products for use in the Field of Use with any other person or entity on terms and conditions that are more favorable than the terms and conditions of this Agreement without giving to MENTOR the benefit thereof as of the date upon which any such more favorable agreement becomes effective. Should ORTHOBIO enter into any such more favorable agreement, it will promptly notify MENTOR to that effect and advise MENTOR concerning the change in the terms and conditions affecting this Agreement and the provision made by ORTHOBIO to effectuate such chances.

         6.2 COVENANTS OF MENTOR. MENTOR covenants to and agrees with ORTHOBIO that:

             6.2.1 CONDUCT AND FUNDING OF CLINICAL TRIALS. MENTOR shall exercise due diligence in developing and implementing the Clinical Trials called for by Section 3.2, above, and shall bear all of the costs and expense incurred by MENTOR in connection therewith.

         6.2.2 FUNDING OF PRODUCT DEVELOPMENT. MENTOR shall reimburse ORTHOBIO the costs ORTHOBIO incurs in performing additional research and development work requested by MENTOR pursuant to Section 3.3, above. For purposes of this Section 6.2.2, ORTHOBIO's costs shall include (a) the direct costs of ORTHOBIO's engineering, technical and support personnel actively engaged in the additional work, computed at ORTHOBIO's standard hourly rates for such personnel, together with all payroll and benefit costs, and (b) the costs of all materials and services procured from unrelated third parties.

         6.2.3 PHYSICIAN TRAINING. During the conduct of the Clinical Trials and thereafter, MENTOR shall establish and implement a physician training program for the purpose of standardizing procedures for use of the Products for use in the Field of Use, and promoting and providing physician education regarding the Products and their use in the Field of Use. All costs and expense that MENTOR incurs in providing physician training or education in the use of the Products, including (a) fees paid to physicians or others to write articles concerning the Products or the results of clinical studies for publication in professional and trade journals or periodicals, and (b) the incremental costs of including information and training with respect to the Products in professional seminars and training programs conducted by MENTOR, shall be borne by MENTOR.

         6.2.4 MARKETING, PROGRAM. MENTOR shall consult with ORTHOBIO on a continuing basis with respect to (a) the design and development of kit configurations for the marketing of the Products in kit form as contemplated by
Section 6.1.9, above, and (b) the development and registration of tradenames to differentiate the Products when used in the Field of Use from Product readily available from other distributors and suppliers for orthopedic applications and procedures.

         6.2.5 SALES CAPACITY. MENTOR shall maintain adequate warehouses and other facilities and shall train and equip sufficient staff to effectively promote, sell and distribute the Products, but nothing herein shall be construed to make MENTOR liable for any failure or alleged failure to purchase or sell the Products.

         6.2.6 COVENANT BY MENTOR TO OBSERVE RESTRICTIONS. Neither MENTOR nor any of its Affiliates shall market or distribute the Products for any use other than applications in the Field of Use, and MENTOR will not knowingly or intentionally suffer or permit any Person purchasing the Products from MENTOR or its Affiliates to resell the Products for use in any application other than the Field of Use.

         6.2.7 LABELLING AND WARRANTY CLAIMS. MENTOR shall not make any expressed warranties or other claims with respect to the Products that have not been authorized by the FDA or ORTHOBIO or that are inconsistent with any labelling claims that have been approved by the FDA and ORTHOBIO with respect to the Products.

         6.2.8 FOREIGN REGISTRATION. Subject to the performance by ORTHOBIO of its obligations under Section 6.1.2, above, MENTOR shall prepare at its own cost and expense all documents necessary for registration, sale and distribution of the Products and any Improvements thereto for use in the Field of Use in any foreign country into which MENTOR elects to begin marketing and distribution activities, and shall secure and maintain in full force and effect all other permits, licenses and approvals required in order to sell the Products for use in the Field of Use in such foreign countries.

              6.2.9 FOREIGN LANGUAGE TRANSLATIONS. MENTOR shall, at its own expense, translate all user and technical manuals and advertising and marketing information into the language of its customers and shall provide ORTHOBIO with advance copies of all such materials for approval by ORTHOBIO, which approval shall not be unreasonably withheld and shall be deemed to have been given unless ORTHOBIO makes a written objection to such translations, setting forth the reasons therefor, within ten (10) days after its receipt thereof. MENTOR shall assign to ORTHOBIO the copyrights for any such translations of product information data, instructions for use or other materials that are supplied by ORTHOBIO, but MENTOR shall have a nonexclusive, royalty-free right to use any such translations during the term of this Agreement in connection with its activities pursuant to this Agreement.

              6.2.10 COMPLIANCE WITH LAW. MENTOR shall comply with all applicable federal, state and local laws and regulation in its promotion and sale of the Products, and the laws of any foreign jurisdiction in which it distributes the Products.

              6.2.11 DELIVERY OF CLINICAL DATA. MENTOR shall from time to time at the request of ORTHOBIO provide ORTHOBIO with such scientific and technical information regarding the Products and their clinical performance as becomes available to MENTOR by reason of any Clinical Trials conducted by MENTOR.

              6.2.12 REPORTING. During the term of this Agreement MENTOR shall provide ORTHOBIO no less frequently than annually with a written report regarding its marketing and distribution activities, which shall include customer call reports, business trends, production planning of MENTOR's primary customers in the Field or Use, market forecasts and other reports reasonably requested by ORTHOBIO, but nothing herein shall be construed to require MENTOR to furnish ORTHOBIO with the names of MENTOR's customers or to otherwise provide ORTHOBIO with any Confidential or Proprietary information regarding its customers or its marketing plans or strategy.

         6.3 MUTUAL COVENANTS. Each of the parties covenants to and agrees with the other that:

              6.3.1 AUTHORITY TO CONDUCT BUSINESS. It is duly organized and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and the permits, consents, and qualifications necessary to operate its business as it is currently being conducted.

              6.3.2 EXCHANGE OF INFORMATION. It shall promptly furnish to the other party a complete and correct copy of any notice, report or other communication that it receives from the FDA or from any other governmental agency concerning the Products.

              6.3.3 CONFIDENTIAL INFORMATION. Any Confidential Information gained by either of the parties or their representatives by reason of association with the other party in connection with the performance of any obligations under this Agreement, whether or not such Confidential

Information was directly or intentionally communicated, is and shall at all times remain confidential. Each of the parties agrees that:

              A. It shall not disclose any Confidential Information or other material which is deemed confidential pursuant to this Agreement to any other person unless such disclosure is (a) specifically authorized in writing by the other party or (b) required by law or judicial process.

                   (1) In the event that any such written authorization to make disclosure is given, disclosure shall be made only within the limits and to the extent of such of authorization.

                   (2) Each party shall give the other at least fifteen (15) days prior written notice of its intention to make a disclosure of Confidential Information it believes to be required by law to a Third Party who does not agree to be bound by the confidentiality provisions of this Agreement, setting forth (a) the nature of the information proposed to be disclosed and (b) the basis for the disclosing party's conclusion that such disclosure is required by law.

              B. It shall use its best efforts to prevent any inadvertent disclosure of any Confidential Information deemed confidential hereunder to any Third Party by using the same care and/or discretion that it uses with similar data of its own that it deems confidential in the operation of its business.

              C. It shall not use the Confidential Information in any manner except to satisfy its obligations hereunder.

         6.3.4 BOOKS AND RECORDS. Each party shall at all times during the continuance of this Agreement keep books and records in sufficient detail to permit verification of its compliance with the terms and conditions of this Agreement. All such books and records shall be available for inspection and copying by the other party or its designated representative at the principal place of business of the party keeping such books and records at reasonable times during regular business hours for purposes reasonably related to this Agreement.

         6.3.5 IMPAIRMENT OF OBLIGATION. Neither party has entered into, and neither party will hereafter enter into any agreement, the execution or performance of which would violate or interfere with this Agreement or have an adverse effect on such party's ability to perform its obligations under this Agreement.

         6.3.6 ADVERSE INFORMATION. Each party will promptly notify the other in writing of any fact, condition or information which may hereinafter come to the attention of such party and which may adversely affect the reliability, utility or marketability of the Products, including but not limited to, adverse scientific or technical studies or evaluations and threatened litigation or claims. If such adverse information requires that corrective or protective action be taken related to the Products, including, but not limited to, a recall, market withdrawal, stock recovery or label clarification, MENTOR will immediately notify ORTHOBIO of such requirement in writing, provide ORTHOBIO with complete copies of all documentation related thereto, and provide all commercially reasonable assistance to ORTHOBIO necessary to take such action or to satisfy such requirements.

              6.3.7 FURTHER ASSURANCES. Each of the parties shall take such acts and execute and deliver such documents and instruments as may reasonably be requested by the other party to enable the other party to perfect any of its rights under this Agreement, including any assignments, notices of assignment, or other registrations with applicable domestic and foreign governmental agencies.

7.     TRADE NAMES AND TRADE DEMANDS

         7.1 ACKNOWLEDGMENT OF SOURCE. MENTOR will acknowledge in its Product literature that the Anchor System is manufactured and supplied by ORTHOBIO, and
(b) include in the packaging or the associated Product literature a statement
(a) to the effect that the Product is patented, or that patent protection is pending or has been applied for, and (b) setting forth the registration number(s) of all patents identified by ORTHOBIO as being applicable to the Product. ORTHOBIO hereby grants to MENTOR a nonexclusive, royalty-free license to use its tradename and the PeBA C Soft Tissue trademark solely for the purposes authorized by this Section 7.1.

              7.1.1 The license granted hereunder shall (a) commence on the Effective Date of this Agreement, (b) be nontransferable except to Affiliates of MENTOR in connection with the subdistributor activities of such Affiliates in accordance with the provisions of this Agreement, (c) be coterminous with MENTOR's distribution rights and, (d) subject to the provisions of Section
10.4.3. belong, shall terminate upon the expiration or termination of MENTOR's distribution rights.

              7.1.2 During the term of this Agreement, MENTOR may indicate in signs, advertising, publicity, or other sales, promotional or marketing media or materials that MENTOR is an authorized dealer or distributor of ORTHOBIO's Products.

         7.2 INFRINGEMENT PROCEEDINGS. MENTOR agrees to use reasonable efforts to notify ORTHOBIO of any unauthorized use by others of any trademark or tradename owned by ORTHOBIO promptly as such unauthorized use comes to MENTOR's attention. ORTHOBIO shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the unauthorized use of its trademark or tradename.

         7.3 MARKS OWNED BY MENTOR. MENTOR shall be entitled to develop, register and promote the use its own tradenames and trademarks for the purpose of marketing and distributing the Products for uses within the Field of Use. Any such names and marks shall constitute the proprietary property of MENTOR; ORTHOBIO shall not have any rights in any such names and marks, and MENTOR shall be entitled to continue to use such names and marks after the expiration of MENTOR's exclusive distribution rights under this Agreement. ORTHOBIO agrees to respect the exclusive rights of MENTOR in and to all of MENTOR's trademarks, tradenames, labels or markings.

8. INFRINGEMENT CLAIMS

         8.1 WARRANTIES OF ORTHOBIO. ORTHOBIO warrants and represents to MENTOR that:

              8.1.1 ORTHOBIO is the owner of the technology utilized to manufacture and produce the Products and has full power and authority to enter into this Agreement without the approval or consent of any other person.

              8.1.2 ORTHOBIO has not granted any other person the right to market or distribute the Products for use in the Field of Use.

              8.1.3 The manufacture, sale or use of the Products as they exist on the Effective Date of this Agreement (including but not limited to the process and materials used to produce the Products), does not infringe any existing patent or other intellectual property rights of any Third Party.

              8.1.4 In the performance of this Agreement, ORTHOBIO will not knowingly or willfully infringe any intellectual property rights of any Third Party including, without limitation, any now existing or subsequently issued patents.

              8.1.5 There are no claims, disputes, or litigation proceedings pending or threatened as of the Effective Date with respect to the Products or the Technology sed by ORTHOBIO in their manufacture.

         8.2 CLAIMS AGAINST THIRD PARTIES. Should any actual or possible infringement or other violation by any Third Party of any technology or other proprietary rights owned by ORTHOBIO come to the attention of either party to this Agreement, such party shall promptly notify the other party of the alleged infringement or violation. The parties hereto shall consult with one another with a view to reaching agreement as to the best means of eliminating the infringement or violation. If the parties are unable to agree with respect to a proposed course of action, then:

              8.2.1 DISCRETIONARY LITIGATION. Either party shall have the right, but shall not be obligated, to elect to commence litigation or other enforcement action or proceedings. If either party (an "Enforcing Party") elects to initiate litigation or other enforcement proceedings, the other party (a "Participating Party") shall be entitled to elect to pay its Proportionate Share of the costs and expense hereof and to receive its Proportionate Share of any net recovery resulting therefrom. If the other party elects not to participate in any such action or proceeding, then the Enforcing Party shall bear the entire cost and expense thereof, and shall be entitled to retain the entirety of any resulting recovery.

              8.2.2 DUTY TO COOPERATE. If an Enforcing Party elects to initiate litigation or any other action or proceeding on account of an alleged infringement of any technology owned by ORTHOBIO, and the other party elects not to participate in the costs and expense of prosecuting such action or proceeding, such party shall nonetheless cooperate with the Enforcing Party in the prosecution of such action or proceeding provided satisfactory provisions have been made for the reimbursement by the Enforcing Party of all costs and expenses that it incurs in doing so.

         8.3 CLAIMS BY THIRD PARTIES. In the event of any threatened or actual suits against MENTOR by reason of its distribution and sale of the Products or the exercise by MENTOR of any license ranted to MENTOR hereunder based on an allegation that the Products or the use of the technology infringes on the intellectual property rights of a Third Party, MENTOR shall promptly inform ORTHOBIO and the parties shall jointly decide on steps to be taken under the circumstances. If the parties are unable to agree on a mutually acceptable course of action with respect to the defense of any such claim within sixty (60) days after it is first brought to the attention of ORTHOBIO, then:

              8.3.1 ORTHOBIO shall be responsible for the defense of such action, including the defense of MENTOR with counsel reasonably acceptable to MENTOR, and shall bear the cost and expense thereof, but MENTOR, at its election, shall be entitled to be represented in any such proceeding by independent counsel of its choosing at its own cost and expense.

              8.3.2 ORTHOBIO shall indemnify and hold MENTOR harmless with respect to any amounts becoming payable as damages to the claimant by reason of past infringement attributable to the sale of the Products or the use of any Technology owned by ORTHOBIO on the rights of the claimant.

              8.3.3 If the settlement or satisfaction of any such infringement claim requires the payment by MENTOR to any Third Party of damages or royalties on account of the sale or distribution of the Products, then MENTOR shall be entitled to deduct any such amounts paid to any such Third Party from any amounts thereafter becoming payable to ORTHOBIO under this Agreement.

         8.4 PREVENTING FURTHER INFRINGEMENT. If MENTOR's use of the Product is in any action or proceeding held to constitute an infringement on the intellectual property rights of a Third Party, then ORTHOBIO shall at its own cost and expense either (a) procure for MENTOR the right to continue using such Product, or (b) modify such Product (with MENTOR's approval of such modifications) so that its use becomes non-infringing. Should ORTHOBIO be unable to eliminate the infringement or to procure the right to continue to distribute the Product on commercially reasonable terms, then ORTHOBIO shall be entitled to terminate this Agreement by giving written notice of termination to MENTOR, effective upon the giving of such notice or on such later date as is specified therein. In such event, ORTHOBIO shall, within thirty (30) days after the effective date of such termination:

              8.4.1 Repurchase any Product then in MENTOR's possession at its Documented Cost; and

              8.4.2 Pay to MENTOR an amount equal to the sum of (a) the unamortized portion of the Distribution Fee received by ORTHOBIO from MENTOR pursuant to Section 3.1, above, assuming such Fee was being amortized over a period of seven years, plus (b) the unamortized portion of MENTOR's documented marketing and promotional expense during the first two (2) years of this Agreement, assuming that such costs were being amortized over a period of five
(5) years.

         8.5 LIMITATION ON INFRINGEMENT CLAIMS. ORTHOBIO shall have no obligation for any claim of infringement arising from: (i) the combination by MENTOR or its customers of any product with a product not supplied by ORTHOBIO, where the Product, by itself, would not have been infringing; (ii) the application by MENTOR or its customers of a Product for a use for which it was not designed or intended; or (iii) the infringements on any intellectual property rights owned by MENTOR or any of its Affiliates.

         8.6 OBLIGATION TO MAKE PAYMENTS. Except as otherwise expressly provided by this Section 8, threatened or actual claims of infringement made against MENTOR by a Third Party, or possible or actual infringement claims asserted by ORTHOBIO or MENTOR against Third Parties, shall not excuse the obligation of MENTOR to continue to pay the transfer price for any Products being purchased from ORTHOBIO, but any such threat or claim shall constitute an Involuntary Business Disruption during:

              8.6.1 Any period during which the sale of the Products is restrained by an injunction or a temporary restraining order, or

              8.6.2 The pendency of any action or proceeding in which damages are sought from ORTHOBIO or any of its distributors on account of the alleged infringement of the intellectual property rights of a Third Party by reason of the sale of the Products or the use of the Technology unless such action or proceeding (a) is manifestly frivolous or without merit or (b) does not expose MENTOR to an unreasonable risk of liability.

9. INSURANCE, INDEMNIFICATION AND LIMITATIONS ON LIABILITY


         9.1 ORTHOBIO'S LIABILITY INSURANCE. Beginning on the Quota Commencement Date and continuing for a period of five (5) years from the date on which the last sale of a Product occurs, ORTHOBIO shall maintain (a) product liability insurance (containing both a Vendor's Additional Insured Endorsement and a Products Contractual Liability Endorsement) on the Products in amounts that are consistent with the amount of products liability insurance that are maintained by similarly situated companies selling comparable products for similar or related purposes, but in no event less than One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate; and (b) general business liability insurance with minimum limits of One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate. MENTOR shall be named as an additional insured in each policy of insurance required to be maintained by ORTHOBIO hereunder.



         9.2 POLICY REQUIREMENTS. The issuer of each policy of insurance required under this Agreement shall be a standard company licensed to issue insurance having a Best's rating of B+ or higher and a policy holder surplus of not less than Twenty-Five Million Dollars ($25,000,000). Each such policy shall provide for (a) the issuance of a reporting or tail coverage endorsement upon termination of (i) the base policy, (ii) the production, manufacturing, marketing and sale of the Products or (iii) the corporate existence of the insured and (b) for not less than thirty (30) days' prior written notice to MENTOR of any proposed change in the nature, scope or amount of coverage. ORTHOBIO shall provide MENTOR with certificates of such insurance and evidence of the payment of premiums therefor, promptly upon request.


              9.2.1 The insurance coverage required to be maintained hereunder shall be subject to review and adjustment from time to the time at the request of either party to limits of liability that are mutually agreeable in order to assure a continuing level of insurance protection that, as nearly as practicable after taking relative costs and benefits into account, is consistent with the level of protection contemplated by the parties at the time they execute this Agreement, but no such adjustment shall be made more than once in any consecutive twelve-month period.

                9.2.2 Should the parties be unable to agree with respect to the nature or amount of such insurance coverage, then the dispute shall be resolved by an independent insurance consultant who has not previously performed services for either party. If the parties cannot agree on any such independent consultant, then such consultant shall be selected by the President of the Independent Insurance Brokers Association in Minneapolis, Minnesota.

         9.3 INDEMNIFICATION BY ORTHOBIO. ORTHOBIO shall promptly indemnify, defend and hold MENTOR (including its officers, directors, employees, and agents) harmless from and against any and all claims by Third Parties (whether based in contract or tort or otherwise arising by operation of law), losses, damages, penalties, expenses, settlements, or attorneys' fees arising out of or resulting from (a) any breach of a representation or warranty or failure to perform any covenant or obligation under this Agreement; and (b) any written representations or warranties made by ORTHOBIO regarding the Products. ORTHOBIO's contractual obligations to indemnify, defend and hold MENTOR harmless shall extend to all such third-party allegations or claims except to the extent that such allegations or claims have been established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable (a) to the fault or neglect of MENTOR or (b) the use of the product in combination with other kit components not supplied by ORTHOBIO if by reason of such combination the Product (i) is modified or altered or (ii) is used in a manner that is inconsistent with the instructions for use supplied by ORTHOBIO.

         9.4 INDEMNIFICATION BY MENTOR. MENTOR shall promptly indemnify defend and hold ORTHOBIO (including its officers, directors, employees, and agents) harmless from and against any and all claims by Third Parties (whether based in contract or tort or otherwise arising by operation of law), losses, damages, penalties, expenses, settlements, or attorneys' fees arising out of or resulting from (a) a breach of a written representation or warranty given by MENTOR under this Agreement or (b) any negligent acts or omissions of MENTOR in connection with its marketing and distribution of the Products. MENTOR's contractual obligations to indemnify, defend and hold ORTHOBIO harmless shall extend to all such third-party allegations or claims except to the extent that such allegations or claims have been established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to the fault or neglect of ORTHOBIO.

              9.4.1 JOINT DEFENSE OF CLAIMS. In any action or proceeding in which liability for personal injury resulting the use of the Products is alleged to exist both against ORTHOBIO and MENTOR based in whole or in part upon theories of negligent manufacturing, defective product, product liability, strict liability, or any other theory of liability, each party shall provide its own defense at its own cost and expense, but each party shall be entitled to be indemnified by the other with respect to any damages, liabilities, costs or expense established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to the fault or neglect of the other party.

              9.4.2 DEFENSE PROCEDURE. Each party shall promptly notify the other in writing within ten (10) days of the assertion of any claim or discovery of any fact upon which such party intends to base a claim for defense and/or indemnification under this Agreement. The failure to so notify the other party shall not relieve the other party of the duty to defend and indemnify the notifying party with respect to such claim except to the extent the defense of such claim is actually prejudiced thereby.

              9.4.3 PARTICIPATION IN AND CONTROL OF DEFENSE. If either party is obligated to defend the other in a lawsuit, arbitration, negotiation, or other proceeding concerning a claim pursuant to this Agreement, the indemnified party shall have the right to engage separate counsel, at its own cost and expense, to monitor and advise such indemnified party about the status and progress of the defense or to otherwise represent the interests of the indemnified party. To be entitled to sole control of the defense, upon request by the indemnified party, the indemnifying party shall demonstrate, to the reasonable satisfaction of the indemnified party the financial ability of the indemnifying party to carry out its defense obligations (and its indemnity obligations, if any).

         9.5 LIMITATION OF LIABILITY. WITH RESPECT TO CLAIMS MADE BY ONE PARTY (A "CLAIMANT") AGAINST THE OTHER (A "DEFENDANT") UNDER THIS AGREEMENT, THE DEFENDANT SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER A CLAIM AGAINST THE DEFENDANT SOUNDS IN CONTRACT OR TORT (INCLUDING, BUT NOT LIMITED TO, ACTIONS BASED ON ANY ALLEGED JOINT OR SOLE NEGLIGENCE OR THE DEFENDANT) EVEN IF MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

10. TERM AND TERMINATION

         10.1 COMMENCEMENT. This Agreement shall commence on the Effective Date hereof and, unless (a) extended pursuant to Section 4.2 of this Agreement or (b) sooner terminated as provided by this Agreement, shall continue for a term of seven (7) years from the Quota Commencement Date.

         10.2 TERMINATION PRIOR TO QUOTA COMMENCEMENT DATE. MENTOR shall be entitled to terminate this Agreement by giving written notice to ORTHOBIO of its election pursuant to Section 3.4, above, to not proceed with the marketing and distribution arrangement contemplated by this Agreement due to a determination by MENTOR at the conclusion of the Clinical Trials that the use of the Products in the Field of Use poses a risk of acute complications or undue risk of post-operative infection or that the Products will not be commercially feasible.

         10.3 TERMINATION FOR CAUSE. ORTHOBIO shall be entitled to terminate MENTOR's marketing and distribution rights under this Agreement as provided in
Section 4.4, above, due to the failure of MENTOR to satisfy its Agreed Purchase Commitment in any Computation Period unless MENTOR has remedied its failure to do so within the time and in the manner provided by Section 4.3.2, above. In addition, any party who is not in material default in the performance of its obligations under this Agreement shall be entitled to terminate this Agreement for cause by giving written notice of intention to terminate upon the occurrence of any of the following events:

              10.3.1 The other party (herein, a "defaulting party") has committed a material breach of any warranty, representation or covenant under this Agreement, including the obligation to pay any amount owing under this Agreement when due, and such breach remains uncured after written notice of default, specifying the nature thereof, has been given to the defaulting party unless, prior to the expiration of the applicable cure period, the defaulting party has commenced and thereafter pursues with diligence to completion those actions necessary to cure within the applicable cure period any such breach or default. The applicable cure period shall be thirty (30) days, but shall be subject to extension for a reasonable period of time if the default (a) is not curable by the payment of amounts owing to the other party that are past due, and (b) is of such a nature that it cannot reasonably be cured with due diligence within thirty (30) days.

              10.3.2 The other party becomes bankrupt or insolvent or a receiver is appointed for the business and/or assets of such other party or an assignment is made by such other party for the benefit of its creditors, in each case whether by voluntary act or otherwise and, in the case of any such proceeding that is involuntary, if such proceeding is not terminated within thirty (30) days thereafter.

         10.4 RIGHTS AND DUTIES UPON TERMINATION. Upon termination of this Agreement for any reason:

              10.4.1 Any subdistributorships entered into by MENTOR with respect to the affected country or Geographic Market Area shall automatically terminate.

              10.4.2 Unless MENTOR continues to hold marketing and distribution rights that have not then been terminated, each party shall return to the providing party all copies of any Confidential Information that was provided by one party to the other during the course of this Agreement, and shall continue to respect and observe the provisions regarding the use and disclosure of Confidential Information set forth in Section 6.3.3, above.

              10.4.3 MENTOR shall be entitled (a) to continue to market and sell its existing inventory of the Products to the extent permitted by law until such inventory has been exhausted provided that such sales are made at prices and on terms that are consistent with MENTOR's past practices, but in no case shall the term be longer than six (6) months, and (b) to continue to display the ORTHOBIO tradename on Products being distributed by MENTOR for (i) as long as MENTOR has a non-exclusive right to continue to market and sell the Products for such period or (ii) until its inventory of the Products bearing such tradename or packaged in materials bearing such tradename have been exhausted, whichever first occurs.

              10.4.4 ORTHOBIO shall continue to accept Product returns made pursuant to Section 5.20, above, and shall, at its option, either replace or issue a credit directly to the customer for Defective Product.

              10.4.5 Each party shall continue to be bound by the provisions of this Agreement which, by their nature, extend beyond or cannot be fully performed prior to the effective date of termination, including without limitation the provisions Articles 8, 9 and 11 of this Agreement.

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
              10.4.6 If this Agreement is terminated by ORTHOBIO pursuant to
Section 10.3 upon the occurrence of an unresolved breach by MENTOR, then MENTOR shall make available to ORTHOBIO within forty-five (45) days thereafter such information then in MENTOR's possession that ORTHOBIO may reasonably request for the purpose of obtaining approval of applicable government regulatory agencies to manufacture and market the Products for use in the Field of Use. ORTHOBIO may share such data with its other licensees.

         10.5 SURVIVAL OF REMEDIES. The termination of this Agreement for cause pursuant to this Section 10.3 shall be without prejudice to any rights or any remedies to which the terminating party is entitled, if any, due to the material breach by one of the parties of any warranty, representation or covenant given by the defaulting party under this Agreement.

         10.6 REPURCHASE OF INVENTORY. Upon either termination of expiration of this Agreement, as the case met be, ORTHOBIO shall have the option, but not the obligation, to repurchase Distributor's inventory of Products.

              10.6.1 Within thirty (30) days after such termination or expiration, ORTHOBIO shall elect in writing to either, (a) permit MENTOR to sell off its remaining inventory of Products; provided, however, that MENTOR shall comply with all terms and conditions of this Agreement restricting such reselling activities in effect immediately prior to termination or expiration; or (b) repurchase MENTOR's inventory of Products which are saleable and in the original packages and unaltered from their original form and design, subject to ORTHOBIO's inspection, test and acceptance.

              10.6.2 Any such repurchase of MENTOR's inventory of Products shall be at MENTOR's Documented Cost less a five percent (5%) handling charge. Repurchased inventory shall be shipped by MENTOR, freight pre-paid, according to ORTHOBIO's instructions. ORTHOBIO shall pay MENTOR for such repurchased Products within thirty (30) days after ORTHOBIO receives those Products in one of its facilities.

11. GENERAL PROVISIONS

         11.1 NOTICES. Any notices permitted or required hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivery of a legible copy was made personally or by facsimile transmission, or
(b) on the third (3rd) business day after the date on which mailed by registered or certified mail, return receipt requested, addressed to the party for whom intended at the address set forth on the signature page of this Agreement or such other address, notice of which is given as provided herein.

         11.2 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors, assigns and legal representatives. No party hereto shall have the right to transfer or assign its interest in this Agreement, without the prior written authorization of the other party hereto, which permission shall not be unreasonably withheld, except that (a) MENTOR can freely assign this Agreement to any Affiliate of MENTOR and (b) either party shall have the right to assign its rights and licenses and to delegate its duties under this

Agreement to any third party who purchases substantially all of the business assets of the assignor or who succeeds to the business of the assignor by reason of a merger or consolidation.

         11.3 FORCE MAJEURE. Neither of the parties shall be liable for any delay or default in performing its obligations hereunder if such delay or default is caused by Force Majeure, provided that the party so affected (a) promptly gives written notice of the occurrence of such event and the likely effects thereof, and (b) resumes the performance of its obligations with due diligence as soon as practicable after the effects of any such event have been alleviated.

         11.4 GOVERNING LAW. This Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Arizona, excluding (i) its conflicts of law principles, (ii) the United Nations Convention on Contracts for the International Sale of Goods,
(iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"), and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

         11.5 RESOLUTION OF DISPUTES. The parties hereto (a) mutually consent and submit to the jurisdiction of any state or federal court of competent jurisdiction located in the City of San Francisco, State of California, in any action or proceeding arising out of or relating in any manner to this Agreement,
(b) each waive any claim that any such state or federal court is an inconvenient forum, and (c) each irrevocably agree that any and all actions or proceedings arising out of or relating to this Agreement or from transactions contemplated herein shall be exclusively heard only in such state or federal court.

         11.6 COSTS OF ENFORCEMENT. Should any action or proceeding be necessary to construe or enforce this Agreement, then the party prevailing, in any such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court and taxed as part of any judgment entered therein, and the costs and fees incurred in enforcing or collecting any such judgment.

         11.7 INDEPENDENT CONTRACTORS. Each of the parties to this Agreement understood and stipulate that they are independent contractors, and that this Agreement is not intended and shall not be construed to make either party an employee, agent, franchisee or legal representative of the other party for any purpose whatsoever. MENTOR shall be entitled to develop and implement its own marketing and distribution plans free of control by or interference from ORTHOBIO, and the parties agree that this agreement shall not constitute a franchise agreement under California or Minnesota law. Neither party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto or to bind the other party hereto in any manner or thing whatsoever.

         11.8 OFFSET RIGHTS. MENTOR shall be entitled to offset against any amounts accruing for the benefit of ORTHOBIO under this Agreement any damages that have been awarded to MENTOR in any stipulated agreement or by any arbitration award or judgment that has become final and is no longer subject to any right of appeal.

         11.9 SEVERABILITY. If for provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

         11.10 NO RIGHTS BY IMPLICATION. No rights or licenses with respect to the Products, trademarks, or tradenames are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

         11.11 WAIVER. None of the conditions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized officer or representative of such party. Further, the waiver by either party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any rights hereunder or any breach or failure of performance of the other party.

         11.12 COMPLETE AGREEMENT. This written instrument, together with any exhibits or appendices referred to herein, constitutes the entire understanding of the parties with respect to subject matter of this Agreement and it may not be amended except by an instrument in writing signed by the party alleged to be bound thereby.

         IN WITNESS WHEREOF, both parties have executed this Exclusive Marketing and Distribution Agreement to be duly executed on the dates set forth below.

     ORTHOBIO:                                           MENTOR:

Date: 8/21/96                                Date: Aug. 22, 1996
      ---------------------------                  -------------------------

ORTHOPAEDIC BIOSYSTEMS, INC.,                MENTOR UROLOGY CORPORATION,
an Arizona corporation                       a Delaware corporation

By /s/ D. Ronald Yagoda                      By /s/ Anthony R. Gette
   ------------------------------               ----------------------------
       D. Ronald Yagoda                             Anthony R. Gette
       Its President                                Its President

ADDRESS FOR NOTICES:                          ADDRESS FOR NOTICES:

Orthopaedic Biosystems LTD.  Inc.            Mentor Urology Corporation
320 East Butherus, Suite 206                  5425 Hollister Avenue
Scottsdale, Arizona 85260                     Santa Barbara, California 93111
TEL: (602) 596-4066                           TEL: (805) 681-6000
FAX: (602) 596-2180                           FAX: (713) 967-3362



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